SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2003

WITNESS SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29335	23-2518693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Colonial Center Parkway Roswell, GA 30076
(Address of principal executive offices)

(770) 754-1900
(Registrant’s telephone number, including area code)

Item 5.  Other Events.

(1)                                  At a meeting on December 4, 2003, the Board of Directors of Witness Systems, Inc. (the “Company”) adopted the Witness Systems, Inc. Director and Key Executive Stock Ownership Incentive Policy (the “Policy”).  The Policy is intended to promote the interests of the Company and its stockholders by encouraging members of the Board of Directors and key executives to purchase shares of the Company’s common stock, and to provide an additional incentive for such persons to work to increase the value of the common stock.  Under the Policy, an eligible person who purchases at least 500 shares and up to 3,000 shares of the Company’s common stock in the open market will be automatically and immediately granted options for five shares for each share purchased, with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of purchase.  One half of the shares purchased in the open market must be held for one year, and the balance must be held for two years.  One-half of the options will vest on the first anniversary of the grant date, and the remaining options will vest in 12 equal monthly installments thereafter.  The Policy will remain in effect until March 15, 2004, unless extended by the Board of Directors.

(2)                                  As previously disclosed in the Company’s filings with the Commission, David Gould, the Company’s Chairman and Chief Executive Officer, was indebted to the Company pursuant to a promissory note dated March 15, 2002 (the “Note”).  The total principal amount outstanding under the Note as of December 10, 2003 was $985,888.25.  On December 10, 2003, Mr. Gould transferred to the Company 107,866 shares of the Company’s common stock (the “Shares”) in satisfaction of the Note.  Pursuant to the terms of the Note, the Shares were valued at $9.14 per share, which was the closing price of the Company’s common stock on the date of the transfer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WITNESS SYSTEMS, INC.

	By:	/s/ Loren B. Wimpfheimer
Loren B. Wimpfheimer
Senior Vice President

Dated: December 12, 2003